UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/12/2011

Sypris Solutions, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-24020

DE	61-1321992
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Bullitt Lane Suite 450, Louisville, KY 40222
(Address of principal executive offices, including zip code)

502-329-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On May 12, 2011, the Company entered into a new credit facility with PNC Bank, NA (Credit Facility) providing for up to $50,000,000 to support the Company's funding needs and letters of credit, which replaced the Company's Revolving Credit Agreement and Senior Notes scheduled to expire in January 2012. Loans made under the Credit Facility will mature and the commitments thereunder will terminate in May 2016. Borrowing availability under the Credit Facility is determined by a monthly borrowing base collateral calculation that is based on specified percentages of the value of eligible inventory, accounts receivable and machinery and equipment, less certain reserves and subject to certain other adjustments.

The Credit Facility contains a number of customary fees, affirmative, negative and financial maintenance covenants, representations, warranties, events of default and remedies upon default, including acceleration and rights to foreclose on the collateral securing the Credit Facility. Among other things, certain provisions limit or restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, engage in sale and leaseback transactions, prepay other indebtedness, modify organizational documents and certain other agreements, create restrictions affecting subsidiaries, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business and engage in certain transactions with affiliates. If the Company's availability under the Credit Facility falls below $6 million (or $8 million for a period of 5 or more consecutive days), the Company must maintain a fixed charge coverage ratio of at least 1.15 to 1.00. Obligations under the Credit Facility are guaranteed by our U.S. subsidiaries and are secured by a first priority lien on substantially all assets of the Company and the guarantors.

More specifically, as provided for under the terms of the Credit Facility, interest accrues on the loans made at either LIBOR plus a specified margin (currently set at 2.25%), or an alternative rate (which is based off of the federal funds rate plus 0.50%, PNC Bank's prime rate or LIBOR plus 1.00%), plus a specified margin (currently set at 0.50%). The Company must also pay an unused facility fee (currently set at 0.375%) to PNC Bank under the Credit Facility if utilization under the facility is less than the maximum borrowing availability. Customary letter of credit fees are also payable, as necessary. The Company also paid customary fees related to origination of the Credit Facility.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sypris Solutions, Inc.

Date: May 18, 2011	By:	/s/ John R. McGeeney
John R. McGeeney
General Counsel and Secretary